Exhibit 99.3

FOR IMMEDIATE RELEASE – March 27, 2008

Anchor Funding Services, Inc. reports fiscal 2007 results.

Boca Raton, Fl. (PR Newswire)/March 27, 2008 - Anchor Funding Services, Inc. (OTC Bulletin Board Symbol “AFNG”) announced today its results for 2007. The company reported 2007 finance revenues and net loss of $423,024 and $(1,046,680) as compared to finance revenues and net income of $558,816 and $141,885 for the comparable prior year period. The net loss is attributable to the company’s investments in launching various sales initiatives, hiring marketing and operations personnel, an increase in general and administrative costs and compliance costs as a public reporting company.

Morry F. Rubin, CEO stated that “since having completed our private placement on April 5, 2007 we have begun to make investments to capitalize on the growth opportunity in the U.S. factoring industry. While ramping up our organic growth initiatives we are also exploring acquisition opportunities of other U.S. factoring firms which would enhance our ability to increase revenues and profits, add additional factoring services and increase our geography and clients. “

Factoring is the purchase of a company’s accounts receivable, which provides businesses with critical working capital so they can meet their operational costs and obligations while waiting to receive payment from their customers. This is particularly important for small businesses experiencing rejections and delays from banks which are increasingly tightening their credit requirements.

Anchor may provide funding to businesses where the performance of a service or the delivery of a product can be verified. We have the ability to check a company’s credit and evaluate its ability to pay across most industries. Typically, small businesses do not have adequate resources to manage the credit and A/R collection functions internally and cannot afford to provide their customers extended credit terms.

Factoring as it functions today has been in existence for nearly 200 years. Its historical focus has been in the textile,furniture and apparel industries, which provides products to major retailers. The factoring industry has expanded beyond the textile and apparel industries into other mainstream businesses.  According to the Commercial Finance Association, the factoring Industry achieved U.S. revenues of $ 127 billion in 2006.

Mr. Rubin also stated that “within our industry we are targeting specific sectors which demonstrate high demand for factoring services such as, transportation, and recently launched a dedicated transportation finance division, TruckerFunds.com. TruckerFunds.com purchases freight bills from small fleets and owner/operators   across the U.S. We are excited about our future expansion opportunities for 2008 and beyond in the factoring industry which is highly fragmented and not dominated by any single firm(s). We will continue to communicate important developments as they occur. “

About Anchor

Anchor provides innovative accounts receivable funding to small U.S businesses. Our funding facility, which is based upon creditworthiness of accounts receivable, provides rapid and flexible financing to support small businesses’ daily capital needs.

Additional Information

For additional information, a copy of Anchor’s Form 10-KSB can be obtained on the Internet by going to www.sec.gov, clicking “Search for Company filings,” then clicking “Companies & Other Filers,” typing in our company name and clicking “find Companies.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact Morry F. Rubin, Chairman and C.E.O (866) 950- 6669 EXT 302
Email: Mrubin@anchorfundingservices.com